     As filed with the Securities and Exchange Commission on August 22, 1996
                                                Registration No. 33-________

- -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------


                                SHIVA CORPORATION
             (Exact name of registrant as specified in its charter)

Massachusetts                                        04-2889151
(State or other jurisdiction of         (I.R.S. employer identification number)
incorporation or organization)

                                 28 Crosby Drive
                                Bedford, MA 01730
                                 (617) 270-8300
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           --------------------------

                                 FRANK A. INGARI
                     President and Chief Executive Officer
                                Shiva Corporation
                                 28 Crosby Drive
                                Bedford, MA 01730
                                 (617) 270-8300
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------
                                    Copy to:

                              MARK G. BORDEN, ESQ.
                                  Hale and Dorr
                                 60 State Street
                                Boston, MA 02109
                                 (617) 526-6000
                           --------------------------

       Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE


==========================================================================================================================
TITLE OF EACH CLASS OF           AMOUNT TO BE       PROPOSED MAXIMUM            PROPOSED MAXIMUM               AMOUNT
SECURITIES TO BE REGISTERED      REGISTERED(1)  OFFERING PRICE PER SHARE(1)  AGGREGATE OFFERING PRICE(1)  REGISTRATION FEE
- --------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share                   284,035 shares          $43.625                  $12,391,026.875           $4,272.77
==========================================================================================================================


(1) The price of $43.625 per share, which is based upon prices of the Common Stock on the Nasdaq National Market on August 16, 1996, is set forth solely for the purpose of calculating the registration fee, in accordance with Rule 457(c) under the Securities Act of 1933.

===============================================================================

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION: DATED AUGUST 22, 1996

                                SHIVA CORPORATION

                             -----------------------

                                 284,035 SHARES

                                  COMMON STOCK

                            $.01 PAR VALUE PER SHARE

                             -----------------------

      This Prospectus relates to the resale of 284,035 shares of Common Stock, $.01 par value per share (the "Shares"), of Shiva Corporation (the "Company" or "Shiva") by certain selling stockholders (the "Selling Stockholders") who acquired the Shares in connection with the acquisition by Shiva of Spider Systems Limited. The Shares may be sold from time to time by the Selling Stockholders in brokers' transactions, to market makers or in block placements, at market prices prevailing at the time of sale or at prices otherwise negotiated. See "Selling Stockholders" and "Plan of Distribution."

      The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed to bear certain expenses in connection with the registration of the Shares being offered and sold by the Selling Stockholders.

      The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "SHVA". On August 21, 1996, the last reported sale price for the Common Stock was $43.75.

                             -----------------------

      THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                             -----------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                             -----------------------

              The date of this Prospectus is ____________, 1996.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago,
Illinois 60661. Copies of such material can also be obtained from the   Public
Reference Section of the Commission at 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports and other information filed by the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

      The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

      The Company will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to Shiva Corporation, Attention: M. Elizabeth Potthoff, 28 Crosby Drive, Bedford, Massachusetts 01730. Telephone requests may be directed to M. Elizabeth Potthoff at (617) 270-8300.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference (File No. 0-24918):

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 30, 1995.

     2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 1996.

     3. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 1996.

     4.   The Company's Current Report on Form 8-K dated as of June 28, 1996.

     5. The Company's Current Report on Form 8-K/A (Amendment No. 1 to Form 8-K dated as of June 28, 1996) dated as of July 8, 1996.

     6. The Company's Current Report on Form 8-K/A (Amendment No. 2 to Form 8-K dated as of June 28, 1996) dated as of August 13, 1996.

     7. The description of the Company's Common Stock, $.01 par value per share, contained in the Registration Statement on Form 8-A filed under the Exchange Act and declared effective on November 17, 1994, including any amendment or report filed for the purpose of updating such description.

      All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                   TRADEMARKS


      SHIVA[Registered Trademark], SHIVA WITH DESIGN[Registered Trademark] (Shiva's logo), NETMODEM/E[Registered Trademark], NETMODEM[Registered Trademark], NETBRIDGE[Registered Trademark], NETSERIAL[Registered Trademark], TELEBRIDGE[Registered Trademark], HUBLET[Registered Trademark], LANROVER[Registered Trademark], SPIDER[Registered Trademark], AIRSOFT[Registered Trademark] and ETHERGATE[Registered Trademark] are registered trademarks of Shiva and Shiva PPP[Trademark], ShivaOS[Trademark], Tariff Management[Trademark], isdn[Trademark], ShivaPort[Trademark], ShivaIntegrator[Trademark], WebRover[Trademark], ShivaRemote[Trademark], Shiva Dial-In SDK[Trademark] LanRover Access Switch[Trademark], Shiva AccessPort[Trademark], ISSAK[Trademark], PowerBurst[Trademark],
PowerSurf[Trademark], PowerNet[Trademark] and AirAccess[Trademark] are trademarks of Shiva. This Prospectus also includes other trade names and marks of companies other than Shiva.

                                   THE COMPANY

      Shiva is a leader in the design, development, manufacture and sale of hardware and software products that enable transparent remote connectivity to enterprise networks from any location having access to switched analog or digital telephone service. Founded in 1985, Shiva has applied its expertise in internetworking, personal computer ("PC") software and telephony to pioneer the "remote node" approach to remote network access. Shiva's remote node solution enables a remote PC to access an existing network as a fully functional network node, thereby allowing users to access network resources from their remote PCs as if they were directly connected to the enterprise network. Shiva servers enable users to connect to computing resources from home, while traveling or as part of a branch office or multi-user worksite.

      The Company has three remote access product lines: (i) the LanRover, introduced in 1992, which provides enterprise-wide remote access, (ii) the Integrator, introduced in 1994, which provides ISDN (Integrated Services Digital Network) LAN-to-LAN (local area network) remote access for enterprises, workgroups and the small office, home office (SOHO) market and (iii) the NetModem/E, introduced in 1991, which provides remote access for workgroups and the SOHO market. These products include server hardware and software, client software and network management software. Shiva remote access products enable single-user dial-in to LANs over analog or digital lines, individual dial-out from LANs to other locations and routed LAN-to-LAN dial-up connections. The Company's remote access products support all major desktop computing platforms, including IBM-compatible PCs, Apple Macintoshes and UNIX workstations. The Company also has a family of communications server products, including ShivaPort, which provides remote access for TCP/IP devices, as well as multiprotocol terminal server functionality to connect terminals and printers to a LAN.

      Shiva has developed strategic partnerships with computer operating systems vendors, such as Microsoft, major information systems providers, such as IBM, Motorola and Hewlett-Packard, and a major communications equipment company, Northern Telecom Limited. Shiva markets its products in domestic and international markets through both direct and indirect distribution channels to reach a wide range of customers.

      On August 22, 1995, the Company acquired Spider Systems Limited ("Spider"), a leading digital internetworking company based in Edinburgh, United Kingdom, in exchange for approximately 3,923,606 shares of Common Stock (the "Spider Acquisition"). The acquisition of Spider provides Shiva with a range of advanced network access products incorporating Wide Area Network (WAN) technologies such as ISDN, X.25 and Frame Relay, as well as network consulting services.

      On June 17, 1996, the Company acquired AirSoft, Inc. ("AirSoft"), a developer of performance enhancement software products and technologies for remote network computing based in California, in exchange for approximately 691,587 shares of Common Stock (the "AirSoft Acquisition"). The AirSoft acquisition enables Shiva to add AirSoft's technologies to its portfolio of remote access solutions and to complement the market strength of Shiva PPP, Shiva's OEM client software package that is included in both the Netscape Navigator Personal Edition and the Microsoft Internet Explorer. Spider and AirSoft are collectively referred to herein as the "Acquired Companies," and the Spider Acquisition and the AirSoft Acquisition are collectively referred to as the "Recent Acquisitions."

      The Company's principal offices are located at 28 Crosby Drive, Bedford, Massachusetts 01730, and the Company's telephone number is (617) 270-8300.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus and the documents incorporated by reference herein, before purchasing the shares of Common Stock being offered hereby. This Prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. The Company's actual results may differ materially from the results discussed in the forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

UNCERTAINTIES RELATING TO THE RECENT ACQUISITIONS

RISKS ASSOCIATED WITH THE INTEGRATION OF THE ACQUIRED COMPANIES

     The successful and timely integration of Shiva and the Acquired Companies is critical to the future financial performance of the combined company. The combination of these companies will require, among other things, continuing integration of the companies' respective product offerings and coordination of their sales and marketing and research and development efforts. The diversion of the attention of management created by the integration process, and any difficulties encountered in the transition process, could have an adverse impact on the revenues and operating results of the combined company. In addition, the process of combining these organizations could cause the interruption of, or a loss of momentum in, the activities of any or all of the companies' businesses, which could have an adverse effect on their combined operations. The difficulty of combining the three companies may be increased by the need to integrate personnel and the geographic distance between the three companies. Changes brought about by the Recent Acquisitions may cause key employees to leave. There can be no assurance that the combined company will retain the employees it wants to retain or that the combined company will realize any of the other anticipated benefits of the Recent Acquisitions.

RESELLERS, DISTRIBUTORS AND CUSTOMERS

     There can be no assurance that resellers, distributors and present and potential customers of Shiva will continue their recent buying patterns without regard to the Recent Acquisitions, and any significant delay or reduction in orders could have an adverse effect on the Company's near-term business and results of operations.

TRANSACTION CHARGES

     In connection with the Spider Acquisition, Shiva recorded charges to operations of approximately $14.0 million in the quarter ended September 30, 1995, the quarter in which the acquisition was consummated. These charges reflect costs associated with combining the operations of the two companies and transaction fees and costs incident to the Spider Acquisition. There can be no assurance that Shiva will not incur additional material charges in subsequent quarters to reflect costs associated with the Spider Acquisition.

     In connection with the AirSoft Acquisition, Shiva recorded charges to earnings of approximately $2.0 million in the quarter ended June 29, 1996, the quarter in which the acquisition was consummated. These charges reflect costs associated with combining the operations of the two companies and transaction fees and costs incident to the AirSoft Acquisition. There can be no assurance that Shiva will not incur additional material charges in subsequent quarters to reflect costs associated with the AirSoft Acquisition.

ADVERSE EFFECT OF POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS;
SEASONALITY OF RESULTS OF OPERATIONS

     Shiva's quarterly operating results may vary significantly depending on factors such as the timing of significant orders, the timing of new product introductions by Shiva and its competitors and the mix of distribution channels through which Shiva's products are sold. Spider's quarterly operating results have historically been highly seasonal, with sales and earnings generally stronger in the six-month period ended March 31 of each year and generally weaker in the six-month period ended September 30 of each year. There can be no assurance that Shiva will be able to continue its growth in revenues or sustain its profitability on a quarterly or annual basis. Revenues can be difficult to forecast due to the early stage of development of the remote access market and the fact that the Company's sales cycle, from initial inquiry to trial to multiple product purchases, varies substantially from customer to customer. Shiva's expense levels are based, in part, on its expectations as to future revenues. If revenue levels are below expectations, operating results may be adversely affected. Moreover,

Shiva's resellers typically stock significant levels of inventory, and the Company's revenues may fluctuate based on the level of the resellers' inventories in any particular quarter.

NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE

     The market for Shiva's products is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. Shiva's future success will depend on its ability to enhance its existing products and to introduce new products and features to meet and adapt to changing customer requirements and emerging technologies. The Company recently introduced AccessSwitch, a new high-end remote access switch, and AccessPort, a new ISDN client router, each in 1996, and any delay by the Company in completing the development of these products, or the failure of these products to achieve market acceptance, could have a material adverse effect on the Company's financial condition or results of operations. In addition, there can be no assurance that Shiva will be successful in identifying, developing, manufacturing or marketing other new products or enhancing its existing products. Also, there can be no assurance that services, products or technologies developed by others will not render Shiva's products or technologies uncompetitive or obsolete.

HIGHLY COMPETITIVE ENVIRONMENT

     The market for remote access products is highly competitive. Shiva competes with traditional vendors of modems, remote control software, terminal emulation software and application specific remote access solutions. Shiva also competes with suppliers of terminal servers, routers, hubs and other data communications products, and companies offering remote access solutions based on emerging technologies such as switched digital telephone services. In addition, Shiva may encounter increased competition from operating system and network operating system vendors to the extent such vendors include full remote access capabilities in their products. The Company currently licenses a version of its client software that can also operate with non-Shiva servers, and there can be no assurance that the licensing of such software will not enable other vendors to develop competitive remote access solutions. The Company may also encounter competition from telephone service providers (such as AT&T or the regional Bell operating companies) that may offer remote access services through their telephone networks.

     The typical method of corporate remote access using Shiva's products involves a remote user establishing a connection directly to a remote access server located on the corporation's network. This method of remote access could migrate to one in which the remote user establishes a connection to a public network, such as the Internet, to which the corporate network is also connected. Increased competition from remote access service offerings through public networks could have a material adverse effect on the Company's business.

     The Spider Acquisition has added products to Shiva's portfolio that compete more directly with those offered by large internetworking and communications server companies than did Shiva's products prior to the Spider Acquisition. As a result, the Company is in more direct competition across a broader product line with these companies, many of whom have substantially greater resources than Shiva.

     Increased competition could result in price reductions and loss of market share which would adversely affect Shiva's revenues and profitability. Many of Shiva's current and potential competitors have greater financial, marketing, technical and other resources than Shiva. There can be no assurance that Shiva will be able to continue to compete successfully with its existing competitors or will be able to compete successfully with new competitors.

RISKS ASSOCIATED WITH INTERNATIONAL REVENUES, REGULATORY STANDARDS AND FOREIGN CURRENCY EXCHANGE RATE FLUCTUATIONS

     The Company's international revenues accounted for approximately 39%, 47%, 52%, 55% and 57% of total revenues in the first six months of fiscal 1996 and in fiscal 1995, 1994, 1993 and 1992, respectively. In addition to direct international sales, Shiva also sells products to U.S. original equipment manufacturers, such as IBM, that sell such products internationally. While many of Shiva's current products are designed to meet the regulatory standards of foreign markets, any inability to obtain foreign regulatory approvals with respect to future products on a timely basis could have an adverse effect on operating results. In addition, Shiva is subject to the usual risks of doing business abroad, including fluctuations in currency exchange rates, increases in duty rates, difficulties in obtaining export licenses, difficulties in enforcement of intellectual property rights and political uncertainties. To the extent that the Company makes sales denominated in currencies other than U.S. dollars, gains and losses on the conversion of such sales to U.S. dollars may in the future contribute to fluctuations in the Company's business and operating results. In addition, fluctuations in exchange rates could affect demand for the Company's products.

POTENTIAL VOLATILITY OF STOCK PRICE

     The Company's shares of Common Stock have been listed on the Nasdaq National Market since November 1994. The market price of the Common Stock has experienced significant variations during this period, ranging from a high of $87.25 to a low of $13.25, and there can be no assurance that the market price of the Common Stock will not experience similar fluctuations in the future or will not fall below such levels. The market price of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts and market conditions in the industry, as well as general economic conditions. In addition, the stock market has experienced volatility that has particularly affected the market prices for many companies' stock and that often has been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the market price of the Company's Common Stock.

RELIANCE ON REMOTE ACCESS MARKET; EARLY STAGE OF MARKET; CLIENT SOFTWARE LICENSING STRATEGY

     Shiva currently devotes a significant portion of its research and development, manufacturing, marketing and sales resources to service the private and public remote access market and expects to continue to do so. Although Shiva believes that its concentrated focus provides it with competitive advantages in the remote access market, this focus also may leave the Company more vulnerable to a decline in the remote access market than companies with more diverse product offerings. Moreover, the Company's future financial performance will depend in large part on continued growth in the remote access market, which in turn will depend in part on the growth in the number of organizations utilizing remote access products and the number of applications developed for use with those products. There can be no assurance that these markets will continue to grow or that the Company will be able to respond effectively to the evolving requirements of these markets. Moreover, many of the Company's customers have not yet standardized upon any particular remote access solution, and there can be no assurance that Shiva's products will be the standard adopted by its customers.

     The Company grants unlimited use licenses of its client software, which operates solely with Shiva servers, as part of each sale of a remote access server. The Company has implemented a strategy of licensing a version of its client software that can also operate with non-Shiva servers to third-party vendors who desire to provide remote access functionality in their own product offerings. There can be no assurance that the Company will achieve significant revenues from the licensing of its client software.

POTENTIAL ADVERSE IMPACT OF PRODUCT RETURNS AND PRICE REDUCTIONS

     Shiva provides most of its distributors and resellers with product return rights for stock balancing or product evaluation. Shiva also provides most of its distributors and resellers with price protection rights. Stock balancing rights permit distributors to return products to Shiva for credit against future product purchases, within specified limits. Product evaluation rights permit end-users to return products to Shiva, through the distributor or reseller from whom such products were purchased, within 30 days of purchase if such end-user is not fully satisfied. Price protection rights require that Shiva grant retroactive price adjustments for inventories of Shiva products held by distributors or resellers if Shiva lowers its prices for such products. Revenues were reduced by provisions for product returns of $3,978,000, $7,410,000, $7,092,000, $4,938,000 and $1,503,000 in the first six months of fiscal 1996 and in fiscal 1995, 1994, 1993 and 1992, respectively. Reserves for product returns were $4,983,000, $4,581,000, $3,309,000, $2,054,000 and $974,000 at
June 29, 1996, December 30, 1995, December 31, 1994, January 1, 1994 and
January 2, 1993, respectively. Although Shiva believes that it has adequate reserves to cover product returns and price reductions, there can be no assurance that the Company will not experience significant returns or price protection adjustments in the future or that such reserves will be adequate to cover such returns and price reductions.

DEPENDENCE ON SUBCONTRACTORS AND SUPPLIERS

     Shiva is dependent on two subcontractors for the manufacture of significant portions of its remote access products. If these subcontractors were to become unable or unwilling to continue to manufacture Shiva's key products in required volumes, the Company would have to identify and qualify acceptable additional subcontractors. This qualification process could be lengthy and no assurances can be given that any additional sources will become available to the Company on a timely basis. In addition, the chipsets used in certain of Shiva's Token Ring connectivity products and modem products are currently available only from IBM and Rockwell, respectively. To date, Shiva has not experienced significant delays in the receipt of key components. Certain of the components of the Integrator product line are currently available only from Intel, Motorola and Matra Harris. The inability to obtain sufficient key components as required, or to develop alternative sources if and as required in the future, could result in delays or reductions in product shipments which, in turn, could have a material adverse effect on Shiva's results of operations.

POTENTIAL ADVERSE EFFECT OF ANY INABILITY TO MANAGE GROWTH

     Shiva is currently experiencing a period of rapid growth which has placed, and could continue to place, a significant strain on its resources. This strain has been increased by the Recent Acquisitions. If Shiva's management is unable to manage any future growth effectively, Shiva's results of operations could be adversely affected.

DEPENDENCE ON HIGHLY-SKILLED PERSONNEL

     Shiva believes that its future success will also depend in large part upon its ability to attract and retain highly skilled technical, managerial and marketing personnel including, in particular, additional management personnel in the areas of research and development and technical support. Competition for such personnel is intense. There can be no assurance that Shiva will be successful in attracting and retaining the personnel it requires to continue to grow.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

     Although Shiva believes that its continued success will depend primarily on continuing innovation, sales, marketing and technical expertise, the quality of product support and customer relations, Shiva must also protect the proprietary technology contained in its products. Shiva does not currently hold any patents, relying instead on a combination of copyright, trademark, trade secret laws and contractual provisions to establish and protect proprietary rights in its products. There can be no assurance that the steps taken by Shiva in this regard will be adequate to deter misappropriation or independent third-party development of its technology. Although Shiva believes that its products and technology do not infringe proprietary rights of others, there can be no assurance that third parties will not assert infringement claims or that Shiva will not be required to obtain licenses of third-party technologies.

ADVERSE EFFECT OF FLUCTUATIONS IN ECONOMIC AND MARKET CONDITIONS

     The demand for Shiva's products depends in large part upon the general demand for computer networks. General demand for computing related equipment fluctuates from time to time based on numerous factors, including capital spending levels and general economic conditions. The market for remote access products is relatively new, and therefore Shiva believes that current economic conditions have not had an adverse effect on its business. However, there can be no assurance that future declines of computer and related equipment sales, as a result of general economic conditions, or any other reason, would not have an adverse effect on the Company's results of operations.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial numbers of shares of the Company's Common Stock in the public market could adversely affect the market price of the Common Stock.

POTENTIAL ADVERSE EFFECTS OF ANTI-TAKEOVER PROVISIONS; RIGHTS PLAN; POSSIBLE ISSUANCE OF PREFERRED STOCK

     The Company's Restated Articles of Organization and Restated By-laws contain provisions that may make it more difficult for a third party to acquire, or discourage acquisition bids for, the Company. Moreover, the Company is subject to an anti-takeover provision of the Massachusetts General Laws which prohibits, subject to certain exceptions, a holder of 5% or more of the outstanding voting stock of the Company from engaging in certain activities with the Company, including a merger, stock or asset sale. These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. In addition, the Company has adopted a Rights Plan pursuant to which the Company has distributed to its stockholders rights to purchase shares of junior participating preferred stock. Upon certain triggering events, such rights become exercisable to purchase the Company's Common Stock at a price substantially discounted from the then applicable market price of the Company's Common Stock. The Rights Plan could have the effect of discouraging a merger or tender offer involving the securities of the Company that is not approved by the Company's Board of Directors by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on stockholders who might want to vote in favor of such merger or participate in such tender offer. Also, shares of the Company's Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock, although shares of Preferred Stock are reserved for issuance under the Rights Plan.


                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares of Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS


     The following table provides certain information with respect to the Shares held of record by each Selling Stockholder, certain of whom may be deemed to have been affiliates of Spider (the "Majority Stockholders") and others (the
"Other Stockholders"). The Shares may be offered from time to time by any of the Selling Stockholders. Because the Selling Stockholders may sell all or any part of their Shares pursuant to this Prospectus, no estimate can be given as to the number of Shares that will be held by each Selling Stockholder upon termination of this offering. See "Plan of Distribution."


                                  Number of Shares of         Number of Shares of
                                   Common Stock Owned        Common Stock Which May
Name                           Prior to this Offering(1)   Be Sold in this Offering(1)
- ----                           ----------------------      ------------------------

MAJORITY STOCKHOLDERS

Peter Howells(2)                                1,992                         1,992

W&J Burness Trustees Ltd. as                  133,196                       133,196
Trustees of the Peter Palmer
Liferent Trust(3)

Barnes Thomson Mngt Services Ltd.(4)           14,425                        14,425

Andrew Broughton Davis(5)                      12,915                        12,915

W&J Burness (Trustees) Ltd. as                 10,501                        10,501
Trustees of the Nicholas Felisiak
Liferent Trust(6)

William Martin Ritchie(7)                      12,915                        12,915

Donald John McLeod Martin(8)                   14,669                        14,669

Graham Alexander Drummond                       2,784                         2,784
Wallace(9)

OTHER STOCKHOLDERS

CIN Investors Nominees Limited                     93                            93

CIN Venture Nominees Limited                   12,610(10)                    12,610

Robert Shaun Downey(11)                         1,533                         1,533

Nicholas Christopher Felisiak                   2,257                         2,257

Thomas Rodrick McBeath(12)                        355                           355

Gerald M. Meyer                                   470                           470

NatWest Ventures Investments Ltd.              19,054(13)                    19,054

Railway Pension Venture Capital Ltd.            6,351(14)                     6,351

Scottish Enterprise                            13,888                        13,888




                                  Number of Shares of        Number of Shares of
                                   Common Stock Owned      Common Stock Which May
Name                           Prior to this Offering(1)   Be Sold in this Offering(1)
- ----                           ----------------------      ------------------------


Simpson Research Limited                          427                           427

Clare Adamson                                       8                             8

Elizabeth Aitken                                    3                             3

Michael Allan                                     127                           127

Andrew Allan                                       15                            15

Anne Ambler                                       292                           292

Steven Anderson                                    15                            15

Tim Anderson                                        5                             5

Susan Anthony                                      69                            69

Nigel Arthur                                       12                            12

Alex Bathgate                                      11                            11

Eric Beattie                                      207                           207

Peter Biggs                                         5                             5

Susan Birks                                        23                            23

Gordon Black                                       15                            15

Neil Black                                         15                            15

Didier Bourgeot                                   326                           326

Stuart Boutell                                     16                            16

Robet Bowden                                       38                            38

Hayley Bowman                                      18                            18

Richard Bradley                                    45                            45

Steve Bremner                                       5                             5

Ian Bruce                                          38                            38

Harry Bryson                                       58                            58

Brendan Burke                                       8                             8

Eric Burns                                         94                            94

William Butt                                       14                            14

Peter Cameron                                      95                            95

Malcolm Campbell                                   14                            14



                                  Number of Shares of        Number of Shares of
                                   Common Stock Owned      Common Stock Which May
Name                           Prior to this Offering(1)   Be Sold in this Offering(1)
- ----                           ----------------------      ------------------------
Andrew Cannon                                      11                            11

Philip Cantore                                     16                            16

Nigel Cartwright                                    5                             5

HS Chahal                                          20                            20

Nigel Chappell                                  1,009                         1,009

Suzanne Clarke                                      8                             8

Susan Coombs                                        2                             2

John Cramb                                          3                             3

Janice Cutting                                      9                             9

Tom Daniel                                         47                            47

Kathryn Davey                                       8                             8

Davina Davies                                       7                             7

Jonathon Davies                                    30                            30

Laurence Dearling                                 162                           162

Ian Donaldson                                      14                            14

Roy Donaldson                                      14                            14

Clare Edmonstone                                    3                             3

Richard Edmonstone                                 25                            25

Shaun Ellery                                        5                             5

Paul Elliot                                         3                             3

Dougal Featherstone                                 3                             3

Laura Fergusson                                     8                             8

Francois Ferveur                                    2                             2

Keith Flower                                       94                            94

Michael Fogg                                        8                             8

David Fraser                                       21                            21

Brian Gavin                                         8                             8

Carol Gillespie                                    10                            10

J Goodale                                          20                            20



                                  Number of Shares of        Number of Shares of
                                   Common Stock Owned      Common Stock Which May
Name                           Prior to this Offering(1)   Be Sold in this Offering(1)
- ----                           ----------------------      ------------------------
Douglas Gordon                                     18                            18

Neil Gordon                                         1                             1

Paul Gowans                                        30                            30

Linda Grant                                        69                            69

Brian Dunlop Gray                               1,214                         1,214

Martin Gray                                       331                           331

Marion Greenway                                     5                             5

Angus Grossart                                     18                            18

Dilys Groves                                       27                            27

Graham Haley                                       16                            16

Simon Hall                                          4                             4

Lynn Hammond-Riley                                704                           704

Alan Harman                                         5                             5

Tom Harris                                         16                            16

Paul Harrison                                       8                             8

Ian P Heavens                                     166                           166

Steven Horle                                        3                             3

Scott Hosking                                       2                             2

Margaret Hume                                      14                            14

Neil Hutton                                        45                            45

Sharon Izon                                         5                             5

Andrew Jamieson                                     2                             2

Francis Kent                                       16                            16

Chris Key                                           2                             2

Rahail Khan                                         8                             8

Matt Kinnear                                        8                             8

Michael Lamont                                      5                             5

Ian Lartey                                          8                             8

Jean Lavin                                         20                            20




                                  Number of Shares of        Number of Shares of
                                   Common Stock Owned      Common Stock Which May
Name                           Prior to this Offering(1)   Be Sold in this Offering(1)
- ----                           ----------------------      ------------------------
Brian Lesbirel                                     17                            17

Andrew Malone                                      38                            38

Harry Manley                                       36                            36

Ralph Masterton                                     7                             7

James Mathieson                                    34                            34

Suzanne Mazeau                                     16                            16

Gavin McCallum                                     15                            15

Chris McEvilly                                     10                            10

Neil McGill                                         8                             8

Colin McGlynn                                      57                            57

Neil McIntosh                                      18                            18

Adrian McKie                                       67                            67

Robert McKinlay                                     5                             5

Lavinia McTeggart                                   2                             2

Thomas Michel                                      28                            28

Derek Mifsud                                        7                             7

Colin Montgomery                                   85                            85

Debbie Montgomery                                  38                            38

John Morris                                        38                            38

David Morris                                        3                             3

Jayne Mountain                                     12                            12

Mahmood Nasir                                   1,315                         1,315

Clive Orchard                                     233                           233

Colin Ormiston                                     58                            58

David Peat                                          8                             8

Sandrine Perino                                    20                            20

P Perkins                                         714                           714

David Portnell                                     17                            17

Craig Ramage                                       50                            50



                                  Number of Shares of        Number of Shares of
                                   Common Stock Owned      Common Stock Which May
Name                           Prior to this Offering(1)   Be Sold in this Offering(1)
- ----                           ----------------------      ------------------------
Bruce Ramsay                                       16                            16

Peter Reid                                        534                           534

Mary Reid                                          18                            18

Helen Richards                                     24                            24

Adalbert Riedl                                     68                            68

Alan Robertson                                     38                            38

Horst Rodel                                     1,009                          1009

Steve Rose                                          7                             7

Patrick Ruddy                                       8                             8

Isobel Russell                                      8                             8

Colin Saywood                                      24                            24

Gavin Shearer                                      67                            67

Annette Short                                      30                            30

Kevin Smart                                         3                             3

Ruth Smith                                          5                             5

Ian Smith                                           3                             3

Keith Richard Smith                             9,482                         9,482

David Spencer                                     182                           182

C Stabler                                         633                           633

David Stevenson                                    77                            77

James W Stewart                                   826                           826

Julia Sweatman                                      9                             9

Rachet Tagg                                         1                             1

Katherine Taylor                                   24                            24

Robert Thomson                                      8                             8

Stephen Thurlow                                    33                            33

Colin Tinto                                         8                             8

Martine Tomassini                                  12                            12

June Turnbull                                      45                            45



                                  Number of Shares of       Number of Shares of
                                   Common Stock Owned      Common Stock Which May
Name                           Prior to this Offering(1)   Be Sold in this Offering(1)
- ----                           ----------------------      ------------------------
Mark Valentine                                    130                           130

Gerry Vincett                                       5                             5

Duncan Walker                                     178                           178

William Walker                                      5                             5

Beverly Walker                                      3                             3

Elizabeth Watt                                     21                            21

Graham Waugh                                       62                            62

Jon Weatherall                                     50                            50

Kate M Weatherall                                  97                            97

Dawn Webster                                       10                            10

Julian Welch                                        8                             8

Clare White                                        28                            28

Ian Whitman                                        15                            15

George Wilkie                                      36                            36

Rachel Willmer                                     58                            58

Valerie June Wilson                               704                           704

Iam Wilson                                         30                            30

Stuart Wilson                                       8                             8

Steve Wines                                        17                            17

Heather Winter                                      8                             8

Peter Woodhouse                                    33                            33

TOTAL                                         284,035                       284,035

- ----------

     (1) The total shares of Common Stock listed as owned by the Selling Stockholders does not include an aggregate of 78,476 shares held in an escrow account to secure certain indemnification obligations of the Spider stockholders to the Company. It is expected that these shares (less any shares which may be distributed from the escrow acount in satisfaction of indemnification claims) will be released from escrow and distributed to these Selling Stockholders on the earlier of August 22, 1998 or upon the settlement of all potential claims to which the escrow account relates. The number of shares reflected in each of these columns does not take account of any sales of shares by the individuals listed since the Registration Statement to which this Prospectus relates was declared effective by the Securities and Exchange Commission on __________, 1996.

     (2) Mr. Howells serves as the Company's Vice President, Network Services Division.

     (3) The Trustees of such trust have the sole authority to hold or dispose of, and to vote all securities held by the trust. The income of the trust is payable to Peter Palmer and charitable beneficiaries; the principal of such trust may be paid to Mr. Palmer and charitable beneficiaries at the discretion of the Trustees.

     (4) Barnes Thomson Management Services Limited is the general partner of Syntech Information Technology Second Fund (the "Fund"), an investment partnership formed under the laws of the United Kingdom, and holds such shares for the benefit of its partners. The limited partners of the Fund include CIN Venture Nominees Limited, Railway Pension Venture Capital Limited and NatWest Ventures Investments Limited. David Thomson, a director of Barnes Thomson Management Services Limited, was a director and Chairman of Spider prior to its acquisition by the Company.

     (5) Includes 1,447 shares owned by the A.B. Davis Liferent Trust of which Mr. Davis and Valerie June Wilson are co-trustees. The Trustees of such trust have the sole authority to hold or dispose of, and to vote all securities held by the trust. The income of the trust is payable to Mr. Davis; the principal of such trust may be paid to Mr. Davis at the discretion of the Trustees. Mr. Davis was a director of Spider prior to its acquisition by the Company.

     (6) The Trustees of such trust have the sole authority to hold or dispose of; and to vote all securities held by the trust. The income of the trust is payable to Nicholas C. Felisiak; the principal of such trust may be paid to Mr. Felisiak at the discretion of the Trustees.

     (7) Includes 2,895 shares owned by the Wm Ritchie Liferent Trust, 627 shares owned by the Amy Ritchie Liferent Trust and 627 shares owned by the Kate Ritchie Liferent Trust, of each of which Mr. Ritchie and Mrs. Marie Ritchie are co-trustees. The Trustees of such trusts have the sole authority to hold or dispose of, and to vote all securities held by the trusts. The income of the trusts is payable, respectively, to Wm. Martin Ritchie and each of his children; the principal of such trusts may be paid to such persons at the discretion of the Trustees. Mr. Ritchie was a director of Spider prior to its acquisition by the Company.

     (8) Includes 965 shares owned by the Alice Martin Trust, 8,686 shares owned by the DJ Martin Liferent Trust, 965 shares owned by the James Martin Trust and 965 shares owned by the Rachel Martin Trust, of each of which Mr. Martin and Mrs. Jean Katharine Baillie Martin are co-trustees. The Trustees of such trusts have the sole authority to hold or dispose of, and to vote all securities held by the trusts. The income of the trusts is payable, respectively, to D. John M. Martin, and each of his children; the principal of such trusts may be paid to such persons at the discretion of the Trustees.

     (9) Mr. Wallace was a director and Secretary of Spider prior to its acquisition by the Company.

     (10) Excludes shares beneficially owned by CIN Venture Nominees Limited as a limited partner of Syntech Information Technology Second Fund. See
          Note 4.

     (11) Mr. Downey is the Vice President, Europe, Middle East and Africa of the Company and was a director of Spider prior to its acquisition by the Company.

     (12) Mr. McBeath is the Vice President of Edinburgh Research & Development of the Company.

     (13) Excludes shares beneficially owned by NatWest Ventures Investments Ltd. as a limited partner of Syntech Information Technology Second Fund. See Note 4.

     (14) Excludes shares beneficially owned by Railway Pension Venture Capital Ltd. as a limited partner of Syntech Information Technology Second Fund. See Note 4.

     In June 1995, the Company entered into an agreement to acquire Spider Systems Limited ("Spider"), a leading digital internetworking company based in Edinburgh, U.K., through the issuance of approximately 3,923,606 shares of its common stock (the "Spider Acquisition"). The Spider Acquisition was completed on August 22, 1995, and has been accounted for as a pooling of interests. Approximately 235,428 of the 3,923,606 shares of Common Stock issued in the Spider Acquisition were placed in escrow (the "Escrow Shares") to satisfy any indemnification claims brought by Shiva based on a breach of any of the representations and warranties relating to the business of Spider and a possible claim against Spider by former employees of Spider relating to the purchase by the Spider ESOP Trust of their Spider ordinary shares.

     In connection with the Spider Acquisition, certain stockholders of Spider, including the Majority Stockholders, executed a Registration Rights Agreement (the "Registration Rights Agreement") pursuant to which they were granted certain registration rights for the Common Stock of the Company issued pursuant to the Spider Acquisition. The Company is fulfilling certain of its obligations under the terms of the Registration Rights Agreement in connection with the registration of the Shares being offered pursuant to this Prospectus.

     The Spider Acquisition is more fully described in the Company's Current Report on Form 8-K dated as of August 22, 1995.

                              PLAN OF DISTRIBUTION

     The Shares offered hereby are being sold by the Selling Stockholders for their own accounts. The Company will receive none of the proceeds from this offering.

     The Shares covered by this Prospectus may be sold by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Shares may be sold by one or more of the following: (a) one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the Shares held by a Selling Stockholder as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers will receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees from the Selling Stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such brokers or dealers or other participating brokers or dealers and the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with such sales, and any profits realized by the Selling Stockholders and compensation of such brokers or dealers may be deemed to be underwriting discounts and commissions.

     Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Company intends to maintain the effectiveness of this Prospectus for approximately a 31 day period; provided, however, that if at certain times the Company is in possession of material nonpublic information that it determines in good faith that it is not advisable to disclose in a registration statement but which information would otherwise be required by the Securities Act to be disclosed in a registration statement, then Shiva may by written notice immediately suspend the right of the Selling Stockholders to sell shares pursuant to this registration statement.

     The Registration Rights Agreement entered into by the Company and certain of the Selling Stockholders provides that the Company will indemnify such Selling Stockholders for any losses incurred by them in connection with actions arising from any untrue statement of a material fact in the Registration Statement or any omission of a material fact required therein, unless such statement or omission was made in reliance on written information furnished to the Company by the Selling Stockholders. Similarly, such agreements provide that each Selling Stockholder will indemnify the Company and its officers and directors for any losses incurred by them in connection with any actions arising from any untrue statement of material fact in the Registration Statement or any omission of a material fact required therein, if such statement or omission was made in reliance on written information furnished to the Company by such Selling Stockholders. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     The Company will inform the Selling Stockholders that the antimanipulative rules under the Securities and Exchange Act of 1934 (Rules 10b-5, 10b-6 and 10b-7) may apply to sales in the market and will furnish upon request the Selling Stockholders with a copy of these Rules. The Company will also inform the Selling Stockholders of the need for delivery of copies of this Prospectus.


                                  LEGAL MATTERS

     The validity of the issuance of the securities offered hereby will be passed upon for the Company by Hale and Dorr, 60 State Street, Boston, Massachusetts 02109.


                                     EXPERTS

     The financial statements and schedule incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given the authority of said firm as experts in auditing and accounting.


     The financial statements of AirSoft, Inc. incorporated in this Prospectus by reference to Amendment No. 2 to the Company's Current Report on Form 8-K/A dated August 13, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in auditing and accounting.

===============================================================================

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to sell, any securities other than the registered securities to which it relates, or an offer to or solicitation of any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                 ---------------

                                TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
Available Information ...........................................      2
Incorporation of Certain Information by Reference ...............      2
Trademarks ......................................................      3
The Company .....................................................      4
Risk Factors ....................................................      5
Use of Proceeds .................................................      9
Selling Stockholders ............................................     10
Plan of Distribution ............................................     18
Legal Matters ...................................................     19
Experts .........................................................     19


===============================================================================


                                 284,035 shares






                                Shiva Corporation





                                  Common Stock


                               -------------------

                                   PROSPECTUS

                              --------------------






                              ______________, 1996






===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth the expenses in connection with the distribution of the securities being registered. All amounts shown are estimates except the SEC registration fee.

                  SEC registration fee            $ 4,273
                  Legal fees and expenses           5,000
                  Accounting fees and expenses     30,000
                  Miscellaneous                     2,727
                                                  -------
                  Total                           $42,000
                                                  =======

All of the above expenses will be paid by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 67 of Chapter 156B of the Massachusetts General Laws ("Section 67") provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by: (i) the articles of organization, (ii) a by-law adopted by the stockholders, or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional. In its Restated By-Laws, the Company has elected to commit to provide indemnification to its directors and officers in specified circumstances. Generally, Article V, Section 2 of the Company's Restated By-laws indemnifies directors and officers of the Company against liabilities and expenses arising out of legal proceedings brought against them by reason of their status as directors or officers or by reason of their agreeing to serve, at the request of the Company, as a director or officer with another organization. Under this provision, a director or officer of the Company shall be indemnified by the Company for all costs and expenses (including attorneys' fees), judgments, liabilities and amounts paid in settlement of such proceedings, liabilities and amounts paid in settlement of such proceedings, even if he is not successful on the merits, if he acted in good faith in the reasonable belief that his action was in the best interest of the Company. The board of directors may authorize advancing litigation expenses to a director or officer at his request upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Article 6 of the Company's Restated Articles of Organization eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty, except to the extent Chapter 156B of the Massachusetts General Laws prohibits the elimination or limitation of such liability.

     The "Recommended Offers by Dundas and Wilson CS on behalf of Shiva Corporation" dated June 16, 1995 (the "Offer Document") provides that the Majority Stockholders (as defined therein) of Spider will indemnify the Company and its officers and directors with respect to the statements of the business and affairs of Spider as set forth in the Offer Document. Any indemnification pursuant to this section shall be limited to the shares of Common Stock held in escrow following the closing date. In addition, each Majority Stockholder, severally and not jointly, has agreed to indemnify the Company and its officers and directors against and has agreed to hold the Company and its officers and directors harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Loss") incurred or suffered by the Company and its officers and directors arising out of any misrepresentation or breach of a warranty made by such Majority Stockholder pursuant to the Agreement and Undertaking dated as of June 13, 1995, provided that (i) a Majority Stockholder shall only be liable for any misrepresentations or breaches of warranties made by himself or itself and

(ii) a Majority Stockholder's maximum liability shall not extend beyond the number of shares of the Company's Common Stock received by such Majority Stockholder in connection with the Spider Acquisition (including shares of the Company's Common Stock held in escrow on his or its behalf.) The Registration Rights Agreement executed in connection with the Spider Acquisition provides for indemnification by the Selling Stockholders of directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Act, under certain circumstances.

     The registration rights provisions of the Agreement and Plan of Merger dated as of June 16, 1996 between the Company, a wholly-owned subsidiary of the Company and AirSoft (the "Merger Agreement") provides that the former stockholders of AirSoft will indemnify the Stockholders of the Company and its directors and officers against certain liabilities, including liabilities under the Act, under certain circumstances. See "Plan of Distribution."

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company has obtained directors and officer's liability insurance for the benefit of its directors and certain of its officers.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      EXHIBITS:
      --------

      2.3(1)  Agreement and Undertaking dated as of June 13, 1995 between the
              Registrant, Spider, Certain Shareholders of Spider and the
              Executive Directors of Spider.
      2.4(1)  Recommended Offers by Dundas & Wilson CS on behalf of Shiva
              Corporation for the whole of the issued and to be issued share capital of Spider Systems Limited.
      4.1(2)  Specimen certificate representing the Common Stock.
      4.2(3)  Rights Agreement dated as of September 29, 1995, between the
              Company and American Stock Transfer & Trust Company, which includes as Exhibit A the Form of Certificate of Vote of
              Directors Establishing a Series of a Class of Stock, as Exhibit B
              the Form of Rights Certificate, and as Exhibit C the Summary
              Rights to Purchase Preferred Stock.
      5.1     Opinion of Hale and Dorr.
      23.1*   Consent of Price Waterhouse LLP.
      23.2    Consent of Deloitte & Touche LLP.
      23.3    Consent of Hale and Dorr (contained in Exhibit 5.1).
      24.1    Power of Attorney (contained on page 11-4 of this Registration
              Statement).

 ------------------

 (1) Incorporated herein by reference to the Company's Registration Statement on Form S-l (File No. 33-94134).

 (2) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 1995.

 (3) Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 33-97216).

  *   To be filed by amendment.

ITEM 17.    UNDERTAKINGS

      (a)   The undersigned Registrant hereby undertakes:

            (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person or the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bedford, Commonwealth of Massachusetts, on the 22nd day of August, 1996.


                                  SHIVA CORPORATION


                                  By: /s/ Cynthia M. Deysher
                                      -----------------------------------------
                                      Cynthia M. Deysher, Senior Vice President
                                      Finance and Administration and Chief
                                      Financial Officer


     EACH PERSON WHOSE SIGNATURE appears below this Registration Statement constitutes and appoints Frank A. Ingari, Cynthia M. Deysher and M. Elizabeth Potthoff, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities (until revoked in writing) to sign all amendments (including post-effective amendments) to this Registration Statement on Form S-3 of Shiva Corporation, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, or any state securities commission or other governmental entity pertaining to such registration and sale, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person thereby ratifying and confirming all that said attorneys-in-tact and agents or any of them, or their or his or her substitute, may lawfully do or cause to be done by virtue hereof.



                      [THIS SPACE INTENTIONALLY LEFT BLANK]

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated:


        Signatures                     Title(s)                      Date
        ----------                     --------                      ----

/s/ Frank A. Ingari          President, Chief Executive Officer  August 22, 1996
- --------------------------   and Chairman of the Board of
Frank A. Ingari              Directors (principal executive
                             officer)

/s/ Cynthia M. Deysher       Senior Vice President,              August 22, 1996
- --------------------------   Finance and Administration and
Cynthia M. Deysher           Chief Financial Officer (principal
                             financial and accounting officer)

/s/ David C. Cole            Director                            August 22, 1996
- --------------------------
David C. Cole

/s/ L. John Doerr            Director                            August 22, 1996
- --------------------------
L. John Doerr

/s/ Henry F. McCance         Director                            August 22, 1996
- --------------------------
Henry F. McCance

/s/ Paul C. O'Brien          Director                            August 22, 1996
- --------------------------
Paul C. O'Brien

/s/ Mitchell E. Kertzman     Director                            August 22, 1996
- --------------------------
Mitchell E. Kertzman

                                  Exhibit Index
                                  -------------


            Exhibit
            -------
5.1    Opinion of Hale and Dorr

23.1*   Consent of Price Waterhouse LLP

23.2   Consent of Deloitte & Touche LLP

23.3   Consent of Hale and Dorr (contained in Exhibit 5.1)

24.1 Power of Attorney (contained on page 11-4 of this Registration Statement)

- -----------

*  To be filed by amendment.